Exhibit 99

Contact:	Claudia San Pedro Vice President of Investor Relations and Treasurer (405) 225-4846

SONIC’S POSITIVE SALES RESULT IN INCREASED OPERATING INCOME

Successful Debt Refinancing Completed

OKLAHOMA CITY (June 22, 2011) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced results for its third fiscal quarter ended May 31, 2011. Key highlights of the company’s third quarter report included:

•

The company’s net loss for the third quarter, including costs associated with the early extinguishment of debt, was $0.08 per diluted share compared with net income per diluted share of $0.18 in the year-earlier quarter;

•

Adjusted net income per diluted share for the third quarter, excluding debt extinguishment costs and other items in the year-earlier quarter, was $0.21 versus $0.15 for the prior-year period (a detailed reconciliation of the items is included below);

•	System-wide same-store sales increased 3.9% for the third quarter versus a decline of 6.0% in the third quarter of fiscal 2010;

•	Same-store sales at franchise drive-ins increased 3.6% in the third quarter, while same-store sales at company-owned drive-ins increased 6.5%; and

•	Franchise drive-in openings totaled 12 for the quarter, bringing year-to-date openings to 26.

“We are pleased with Sonic’s positive sales trends, which reflect the impact of service and product quality initiatives implemented over the past few years, as well as a slightly improving economy,” said Clifford Hudson, Chairman and Chief Executive Officer. “Our new line of six-inch premium beef hot dogs complements these initiatives by providing a high-quality and distinctive product at a great price point. These characteristics make it an outstanding value proposition – the Sonic way.

“In addition, our company-owned drive-ins’ same-store sales growth out-performed franchisees, and this improved performance continues to present one of the best opportunities for enhanced earnings and shareholder value,” Hudson continued. “Notably, the effect of strong same-store sales momentum for company-owned drive-ins in the third quarter produced a 240-basis-point year-over-year improvement in restaurant-level margins and has more than offset the effects of higher commodity costs. Positive system sales in turn drive other aspects of our multi-layered growth strategy, such as our ascending royalty rate and increased operating cash flow.”

As previously announced, in a private securitization transaction, certain of Sonic’s subsidiaries recently issued $500 million of Series 2011-1 Fixed Rate Senior Secured Notes, Class A-2, bearing interest at 5.438% per annum. “Mandatory principal payments of $15 million annually under the new financing versus mandatory principal payments of approximately $50 million paid for fiscal 2010 under our retired debt will significantly increase the amount of our available free cash flow,” Hudson added. “With this change in our capital structure, we now have greater financial flexibility to grow our business and pursue additional strategies to enhance stockholder value.”

-MORE-

SONC Reports Third Quarter 2011 Results

June 22, 2011

Financial Overview

For the third quarter ended May 31, 2011, revenues increased 4.1% to $152.1 million from $146.0 million in the year-earlier period. The company’s net loss for the third quarter of fiscal 2011 totaled $4.7 million or $0.08 per diluted share, which reflected costs associated with the May 2011 refinancing of Sonic’s previously outstanding debt. This loss compared with net income of $11.0 million or $0.18 per diluted share in the year-earlier quarter. Excluding the items outlined below, net income and net income per diluted share increased 39% and 40%, respectively.

The following non-GAAP adjustments are intended to supplement the presentation of the company’s financial results in accordance with GAAP. The company believes that the presentation of these items provides useful information to investors and management regarding the underlying business trends and the performance of the company’s ongoing operations and is helpful for period-to-period and company-to-company comparisons, which management believes will assist investors in analyzing the financial results of the company and predicting future performance.

	Three Months Ended May 31, 2011		Three Months Ended May 31, 2010
	Net Income (Loss)	Diluted EPS	Net Income	Diluted EPS
Reported – GAAP	$(4,651)	$(0.08)	$10,966	$0.18
After-tax loss from early extinguishment of debt	17,760	0.29	239	—
Tax benefit of stock option exchange program	—	—	(1,751)	(0.03)

Adjusted – Non-GAAP	$13,109	$0.21	$9,454	$0.15

For the first nine months of fiscal 2011, revenues declined 0.3% to $394.8 million from $395.9 million in the prior year. The slight decline in revenues was due primarily to the refranchising of company-owned drive-ins. Net income on a year-to-date basis totaled $6.9 million or $0.11 per diluted share compared with net income of $16.6 million or $0.27 per diluted share for the same period in 2010. Excluding the items outlined below, net income and net income per diluted share increased 35% and 38%, respectively.

	Nine Months Ended May 31, 2011		Nine Months Ended May 31, 2010
	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported – GAAP	$6,939	$0.11	$16,554	$0.27
After-tax net loss from early extinguishment of debt	14,439	0.24	239	—
One-time tax benefit from favorable tax settlement	(1,073)	(0.02)	—	—
Tax benefit of stock option exchange program	—	—	(1,751)	(0.03)

Adjusted – Non-GAAP	$20,305	$0.33	$15,042	$0.24

-MORE-

SONC Reports Third Quarter 2011 Results

June 22, 2011

Same-Store Sales

For the third fiscal quarter ended May 31, 2011, system-wide same-store sales increased 3.9% versus a decline of 6.0% in the third quarter of fiscal 2010. These sales reflected a 3.6% increase in same-store sales at franchise drive-ins compared with a decline of 6.0% in same-store sales for the third quarter of fiscal 2010. Same-store sales at company-owned drive-ins increased 6.5% versus a decline of 6.3% in the third quarter of fiscal 2010. For the first nine months of fiscal 2011, system-wide same-store sales increased 0.9% versus a decline of 8.3% in the first nine months of fiscal 2010. These sales reflected a 0.8% increase in same-store sales at franchise drive-ins for the first nine months of fiscal 2011 compared with a decline of 8.1% for the same period in fiscal 2010. Same-store sales at company-owned drive-ins increased 2.4% for the first nine months of fiscal 2011 compared with a decline of 9.9% in the same period of fiscal 2010.

Development

Across the Sonic system, a total of 12 new drive-ins were opened in the third quarter, all by franchisees, versus 19 new drive-in openings during the third quarter of fiscal 2010, of which 18 were franchise drive-ins. Most new drive-in openings in fiscal 2011 will be by franchisees, and Sonic expects those openings to total approximately 40 for the fiscal year.

Concluding Comments

“It is encouraging to see that the product and service initiatives we implemented over the past few years are having a positive impact on sales and operating leverage,” Hudson said. “These improved results, combined with the increased financial flexibility the refinancing transaction provides, create a strong foundation for increased shareholder value. We continue to watch consumer sentiment in the face of higher gas prices, stubborn unemployment levels and other external pressures, and we recognize that they could still prove to be obstacles in the near-term. However, we believe the steps we have taken to strengthen our business position us to sustain these sales and margin gains over the longer term.”

Fiscal 2011 Outlook

The company’s outlook for certain key performance metrics for the fourth quarter of fiscal 2011 includes:

•	The opening of approximately 15 new franchise drive-ins;

•	Positive same-store sales, based on sales-building initiatives;

•	Slightly favorable restaurant-level margins as a result of:

•	positive sales resulting in leverage from labor efficiencies and other fixed costs,

•	partially offset by investments in product quality improvements along with higher commodity costs;

•	Selling, general and administrative expenses of $17 to $18 million;

•	Depreciation and amortization of $10 to $10.5 million;

•	Net interest expense of $8 to $8.5 million;

•	An income tax rate between 36% and 38%; and

•	Capital expenditures in the range of $7 to $9 million.

About Sonic

Sonic, America’s Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Okla., called Top Hat Drive-In, and then changed its name to Sonic in 1959. The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Okla. Sonic has more than 3,500 drive-ins coast to coast, where approximately three million customers eat every day. For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

-MORE-

SONC Reports Third Quarter 2011 Results

June 22, 2011

A listen-only simulcast of Sonic’s third quarter conference call will begin today at approximately 4:00 p.m. Central Time and can be accessed at the company’s web site. An on-demand replay, using the same link, will be available at approximately 7:00 p.m. Central Time today and will continue until July 22, 2011.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of company-owned drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated. In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales. System information includes both company-owned and franchise drive-in information, which we believe is useful in analyzing the growth of our brand. While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales. This information also is indicative of the financial health of our franchisees.

-MORE-

SONC Reports Third Quarter 2011 Results

June 22, 2011

SONIC CORP.

Unaudited Supplemental Information

(In thousands, except per share amounts)

	Third Quarter Ended May 31,		Nine Months Ended May 31,
	2011	2010	2011	2010
Statement of Operations
Revenues:
Company-owned drive-in sales	$113,745	$108,752	$297,454	$298,963
Franchise drive-ins:
Franchise royalties	34,825	32,807	88,650	86,621
Franchise fees	385	854	1,271	1,936
Lease revenue	1,828	2,264	4,347	5,085
Other	1,315	1,368	3,045	3,250

	152,098	146,045	394,767	395,855
Costs and expenses:
Company-owned drive-ins:
Food and packaging	31,996	30,031	83,559	82,393
Payroll and other employee benefits	40,169	39,427	108,068	105,140
Other operating expenses, excluding depreciation and amortization below	23,549	23,820	66,765	69,541

	95,714	93,278	258,392	257,074

Selling, general and administrative	17,212	17,096	48,778	50,552
Depreciation and amortization	10,139	10,645	30,806	31,958
Provision for impairment of long-lived assets	49	188	313	188

	123,114	121,207	338,289	339,772

Other operating income (expense), net	(20)	(184)	255	(706)

Income from operations	28,964	24,654	56,733	55,377

Interest expense	7,991	9,036	24,414	28,426
Interest income	(161)	(251)	(513)	(744)
Net loss from early extinguishment of debt	28,230	314	23,025	314

Net interest expense	36,060	9,099	46,926	27,996

Income (loss) before income taxes	(7,096)	15,555	9,807	27,381
Provision (benefit) for income taxes	(2,742)	3,450	2,195	6,538

Net income (loss) – including noncontrolling interest	(4,354)	12,105	7,612	20,843
Net income – noncontrolling interest	297	1,139	673	4,289

Net income (loss) – attributable to Sonic Corp.	$(4,651)	$10,966	$6,939	$16,554

Net income (loss) per share attributable to Sonic Corp.:
Basic	$(0.08)	$0.18	$0.11	$0.27

Diluted	$(0.08)	$0.18	$0.11	$0.27

Weighted average shares used in calculation:
Basic	61,842	61,434	61,723	61,215

Diluted	62,000	61,697	61,873	61,532

-MORE-

SONC Reports Third Quarter 2011 Results

June 22, 2011

SONIC CORP.

Unaudited Supplemental Information

	Third Quarter Ended May 31,		Nine Months Ended May 31,
	2011	2010	2011	2010
Drive-Ins in Operation
Company-owned:
Total at beginning of period	451	457	455	475
Opened	—	1	—	4
Acquired from (sold to) franchisees	(4)	—	(6)	(16)
Closed (net of reopening)	(2)	—	(4)	(5)

Total at end of period	445	458	445	458

Franchise:
Total at beginning of period	3,104	3,103	3,117	3,069
Opened	12	18	26	57
Acquired from (sold to) company	4	—	6	16
Closed (net of reopening)	(6)	(9)	(35)	(30)

Total at end of period	3,114	3,112	3,114	3,112

System-wide:
Total at beginning of period	3,555	3,560	3,572	3,544
Opened	12	19	26	61
Closed (net of reopening)	(8)	(9)	(39)	(35)

Total at end of period	3,559	3,570	3,559	3,570

-MORE-

SONC Reports Third Quarter 2011 Results

June 22, 2011

SONIC CORP.

Unaudited Supplemental Information

($ in thousands)

	Third Quarter Ended May 31,		Nine Months Ended May 31,
	2011	2010	2011	2010
Sales Analysis
Company-owned drive-ins:
Total sales	$113,745	$108,752	$297,454	$298,963
Average drive-in sales	256	238	665	642
Change in same-store sales	6.5%	-6.3%	2.4%	-9.9%

Franchise drive-ins:
Total sales	$906,401	$865,676	$2,352,065	$2,315,851
Average drive-in sales	292	279	760	749
Change in same-store sales	3.6%	-6.0%	0.8%	-8.1%

System-wide:
Change in total sales	4.7%	-3.1%	1.3%	-5.0%
Average drive-in sales	$287	$272	$747	$733
Change in same-store sales	3.9%	-6.0%	0.9%	-8.3%

Note:   Change in same-store sales based on drive-ins open for a minimum of 15 months.

-MORE-

SONC Reports Third Quarter 2011 Results

June 22, 2011

SONIC CORP.

Unaudited Supplemental Information

($ in thousands)

	Third Quarter Ended May 31,		Nine Months Ended May 31,
	2011	2010	2011	2010
Margin Analysis (percentage of Company-owned drive-in sales)
Company-owned drive-ins:
Food and packaging	28.1%	27.6%	28.1%	27.6%
Payroll and employee benefits**	35.3%	36.3%	36.3%	35.2%
Other operating expenses	20.7%	21.9%	22.5%	23.2%

Cost of sales, as reported	84.1%	85.8%	86.9%	86.0%

Noncontrolling interest**	0.3%	1.0%	0.2%	1.4%

Pro forma cost of sales, including Noncontrolling interest	84.4%	86.8%	87.1%	87.4%

**	Effective April 1, 2010, the Company revised its compensation program. Most managers changed from partners to employees and their compensation is now reflected in Payroll and employee benefits rather than Noncontrolling interest.

	May 31, 2011	Aug. 31, 2010
Balance Sheet Data
Current assets	$96,363	$133,928
Property, equipment and capital leases, net	471,661	489,264
Total assets	691,279	737,320
Current liabilities, including capital lease obligations and long-term debt due within one year	70,697	118,608
Obligations under capital leases due after one year	31,213	32,872
Long-term debt due after one year	521,606	529,872
Total liabilities	653,348	714,754
Stockholders’ equity	37,931	22,566

-END-